UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report:  November 11, 2008

(Date of earliest event reported)

AFFYMETRIX, INC.

(Exact name of registrant as specified in charter)

Delaware	0-28218	77-0319159
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3420 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (408) 731-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

SIGNATURES

Item 1.01  Entry into a Material Definitive Agreement.

On November 11, 2008, Affymetrix, Inc. (“Affymetrix”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Panomics, Inc. (“Panomics”) and the representative of the equityholders of Panomics, pursuant to which a wholly owned subsidiary of Affymetrix will be merged with and into Panomics, with Panomics surviving as a wholly owned subsidiary of Affymetrix.  Affymetrix will pay approximately $73 million in cash to acquire Panomics, subject to certain adjustments as provided in the Merger Agreement, based upon the amount of Panomics’s transaction expenses and the amount of Panomics’s net cash at the closing of the transaction.  A portion of the purchase price will be placed in escrow and will be paid to Affymetrix or to Panomics equityholders based on any claims for indemnification by Affymetrix during the escrow period.  The transaction is expected to close in the fourth quarter of 2008 and is subject to customary closing conditions and regulatory approvals.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMETRIX, INC.

Dated: November 12, 2008	By:	/s/ John F. (Rick) Runkel
John F. (Rick) Runkel
Executive Vice President, General Counsel and Secretary